AMENDMENT ONE
DATED OCTOBER 1, 2017 TO
INVESTMENT SUBADVISORY AGREEMENT
For MassMutual Select Overseas Fund


      WHEREAS, Massachusetts Mutual Life Insurance
Company ("MassMutual") and Massachusetts Financial Services
Company (the "Subadviser") entered into an Investment
Subadvisory Agreement (the "Agreement"), effective as of March
1, 2014, relating to the MassMutual Select Overseas Fund (the
"Fund"); and

      WHEREAS, MassMutual assigned the Agreement to its wholly-owned affiliate, MML Investment Advisers, LLC ("MML
Advisers"), effective April 1, 2014; and

	WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

	NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise
defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 - Compensation of the Subadviser is
replaced in its entirety with the following:

The Subadviser will bear all expenses in
connection with the performance of its services
under this Subadvisory Agreement, which
expenses shall not include brokerage fees or
commissions in connection with the effectuation
of securities transactions for the Portfolio.  For
the services provided and the expenses assumed
pursuant to this Subadvisory Agreement, MML
Advisers agrees to pay the Subadviser and the
Subadviser agrees to accept as full
compensation for the performance of all
functions and duties on its part to be performed
pursuant to the provisions hereof, a fee paid
monthly, in arrears, at the following rate: [    ]

3.	Except as expressly amended hereby, all
provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or
more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.


MML INVESTMENT ADVISERS, LLC
	MASS
ACHUSETTS
FINANCIAL
SERVICES
COMPANY

By:   /s/ Tina Wilson					By:    /s/
James Jessee
Name: Tina Wilson					Name:   James
Jessee
Title: Vice President					Title:
Executive Vice President


Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS
on behalf of MassMutual Select Overseas Fund


By:    /s/ Renee Hitchcock
Name: Renee Hitchcock
Title: CFO and Treasurer